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                                                                    EXHIBIT 99.1

                             [NEOTHERAPEUTICS LOGO]

Contacts:
MEDIA RELATIONS                               INVESTOR RELATIONS
Jon Siegal                                    John McManus
Ronald Trahan Associates (RTA) Inc.           NeoTherapeutics, Inc.
(508) 647-9782, ext. 15                       (949) 788-6700

          NEOTHERAPEUTICS COMPLETES $5 MILLION DIRECT EQUITY PLACEMENT
                              WITH IAT REINSURANCE

         IRVINE, Calif., March 13, 2001 -- NeoTherapeutics, Inc. (NASDAQ: NEOT; NEOTW) announced today that it raised $5 million in a transaction negotiated last week through the placement of common stock with IAT ReInsurance Syndicate, Ltd. IAT received 1,250,000 shares of common stock calculated at 107 percent of the 30 day average price and 125,000 warrants at an exercise price of $5 per share in this transaction, for which the Company incurred no transaction fees. The purchase brings IAT ReInsurance's holdings of NeoTherapeutics' common stock to approximately 13 percent of shares outstanding.

         "IAT ReInsurance has a history of being a long-term, committed investor, and we are pleased to have the firm as a shareholder. The $5 million we raised in this financing further increases our cash reserves in anticipation of our upcoming clinical trials in Alzheimer's disease, Parkinson's disease and spinal cord injury", stated Sam Gulko, Chief Financial Officer of NeoTherapeutics.

         NeoTherapeutics is a biopharmaceutical company focused on the development of drugs for unmet medical needs. The Company's most advanced drug, Neotrofin(TM), is currently being developed for Alzheimer's disease and other neurodegenerative diseases, such as Parkinson's disease and spinal cord injury. NeoGene Technologies, Inc., a subsidiary of NeoTherapeutics, is engaged in functional genomics research. A second subsidiary, NeoOncoRx, Inc., is engaged in the development of anti-cancer drugs. NeoOncoRx's lead drug, Neoquin(TM) will shortly begin a phase 2 clinical study in patients with bladder cancer. For additional Company information, visit NeoTherapeutics' web site at www.neotherapeutics.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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